Exhibit 4.86
English translation of
ALLONGE NR : 2
Belonging to the lease contract from March 11, 1993 sealed between
     Kroezen Vastgoed Exploitatie B.V. hereby validly represented by Inv.mij
     Zuylense Poort BV and subsequently
     Volencampen Vastgoed BV
     with Managing Director Mr. L.W.A. de Koster per address
     Van Ostade Vasgoedbeheer BV, [***],
     hereinafter Landlord,
and
     ACT Sigmex BV, hereby validly represented and followed by
     Almos Systems BV on March 12, 2001 and hereby validly represented and followed by
     Telvent Netherlands BV on December 18, 2008
     with acting Vice President, Mr. A. Galindo,
     [***],
     hereinafter Renter
referring to the rent and rental of Landzichtweg 70 in Culemborg

ARTICLE 1 : TIME, RENEWAL and TERMINATION
Landlord and Renter agree that the lease contract as mentioned above will start on January 1, 2009 and will be extended for 2 years, so till January 1, 2011.
Landlord and Renter will keep a termination period of 6 months.
ARTICLE 2 : LEASE PRICE
Landlord and Renter agree a lease price of €74,000,— excl. VAT per January 1, 2009.
ARTICLE 3 : GENERAL
All statements of the abovementioned contract of March 11, 1993 will remain as far as there are no deviations mentioned in this allonge.
Made in triple in Bilthoven on January 15, 2009
and signed for approval,

Renter
Telvent Netherlands B.V.

/s/ A. Galindo
By: A. Galindo
Its: Vice President

Landlord Volencampen Vastgoed BV
/s/ L.W.A. de Koster
By: L.W.A. de Koster
Its: Managing Director

Seen by
/s/ Van Ostade
Vastgoedbeheer BV